FOR IMMEDIATE RELEASE

Contact:
Charles Mathis		Mary Gentry
Chief Financial Officer	or	Treasurer and Director, Investor Relations
ScanSource, Inc.		ScanSource, Inc.
(864) 286-4975		(864) 286-4892

ScanSource Posts Quarterly Sales

GREENVILLE, SC - April 8, 2013 - ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, today announced that sales results for its quarter ended March 31, 2013 are expected to be in the range of $672 million to $682 million, compared to $708 million for the same period one year ago. On its April 25, 2013 quarter-end conference call, ScanSource executives will provide sales results by geographies and product areas, net earnings, and a forecast for the following quarter.
Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval, ScanSource does not comment on gross margin, the mix of its sales by business unit, or any other information that would be necessary to draw conclusions regarding net income and earnings per share.
This press release contains comments that are “forward-looking” statements that involve risks and uncertainties, including those risks identified by ScanSource in its periodic filings with the Securities and Exchange Commission; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.  The statements in this press release are made as of the date hereof even if subsequently made available on ScanSource's website or otherwise. ScanSource does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
About ScanSource, Inc.
ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, operating from dedicated business units in North America, Latin America and Europe. ScanSource POS & Barcode delivers AIDC (automatic identification and data capture) and POS (point-of-sale) solutions; Catalyst Telecom and ScanSource Communications provide voice, video, data and converged communications equipment; ScanSource Security offers physical security solutions; and ScanSource Services Group delivers value-added support programs and services. Founded in 1992, the company ranks #760 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.